Exhibit 99.3

 and

CF Finance Acquisition Corp. III

Conference Call Transcript

 February 17, 2021

CORPORATE PARTICIPANTS

Howard Lutnick, Chairman & Chief Executive Officer – Cantor Fitzgerald and CEO of CF Finance Acquisition Corp. III

Charles Edelman, Head of Mergers & Acquisitions and Financial Restructuring, Cantor Fitzgerald

Blair LaCorte, Chief Executive Officer, AEye, Inc.

Jordan Greene, Co-Founder, Vice President of Strategy and Partnerships, AEye, Inc.

Bob Brown, Chief Financial Officer, AEye, Inc.

PRESENTATION INTRODUCTION

Matthew Keating, CFA – Financial Profiles

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

Matthew Keating, CFA - Financial Profiles

Good day, everyone and welcome to the AEye and CF Finance Acquisition Corp III conference call. We thank everyone for joining us. The information discussed today is qualified in its entirety by the Form 8-K that has been filed today by CF Finance Acquisition Corp. III, and may be accessed on the SEC's website at www.sec.gov, including the exhibits thereto. During this call, we will be referring to an Investor Presentation, which can be found on the Investor Relations section of AEye's website, CF Finance Acquisition Corp. III's website, as well as the SEC's website. Please review the disclaimers included therein and refer to that as a guide for today's call.

Statements made during this call that are not statements of historical fact, constitute forward looking statements and are subject to risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. For more information, please refer to the risks, uncertainties and other factors discussed in CF Finance Acquisition Corp. III SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements that we make whenever they appear. For everyone on the conference call AEye, Inc. and CF Finance Acquisition Corp. III will not be fielding any questions on today's call.

Hosting today's call are Howard Lutnick, Chairman and CEO of Cantor Fitzgerald and Chairman and CEO of CF Acquisition Corp. III, Charles Edelman, Head of Mergers and Acquisitions at Cantor Fitzgerald & Co., Blair LaCorte, CEO of AEye, Bob Brown, CFO of AEye and Jordan Greene, co-founder and VP of Corporate Development of AEye. With that, I'd like to turn the call over to Howard Lutnick, Chairman and CEO of Cantor Fitzgerald and Chairman and CEO of CF Finance Acquisition Corp. III.

Howard Lutnick, Chairman & CEO of Cantor Fitzgerald and CEO of CF Finance Acquisition Corp. III

Hello, everyone. I would like to thank all of you for joining me today, we are really excited to announce and discuss with you the proposed business combination between CF Finance Acquisition Corp. III and AEye.

AEye’s proprietary active LiDAR and embedded artificial intelligence brings industry leading performance that addresses the most difficult challenges facing autonomous driving and assisted and advanced driving systems. The key is their modular design. The modular design of AEye gives them tremendous flexibility to create a seamless vehicle integration and helps ensure the future relevance through agile innovation meaning any particular module can be updated, changed or modified, which leverages Tier 2 automotive manufacturing, Tier 1 automotive integration and the systems integrating partners for channel manufacturing and sales. This capital light, high margin channel business model makes the company well positioned for commercial success across both the automotive and the industrial and mobility markets.

During the course of CF Finance Acquisition Corp. III's due diligence, we spoke to numerous customers, especially in the automotive market. And we believe that AEye is the best system to meet the stringent automotive OEM requirements for the features they most want to deliver, such as highway autopilot. We also believe OEMs will require Tier 1 expertise and AEye is the only high-performance active LiDAR provider that leverages multiple engagement models with Tier 1 partners. Today's announcement is an important next step on AEye's journey to accelerate the adoption of advanced driver assistance systems and autonomous vehicle technology. We are excited about the opportunity to partner with AEye's visionary and experienced team who have deep technological and importantly operational expertise. And who have a demonstrated track record as public company executives. Our opinion is supported by the large number of strategic investors that have participated in our well oversubscribed PIPE.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

Here are the key terms of the proposed transaction. The combined company will have an estimated pro forma enterprise value of $2 billion and an equity value of $2.4 billion at closing. The transaction includes up to $230 million of cash from CF Finance Acquisition Corp. III and $225 million in proceeds from the fully subscribed PIPE offering anchored by top tier strategic and institutional investors, including GM Ventures, Intel Capital, Hella Ventures, Taiwania Capital, and other institutional investors that unfortunately we cannot disclose. AEye shareholders are rolling 100% of their equity and will remain the combined company's largest shareholder group. The closing of the transaction is expected in the second quarter of 2021. Subject to ordinary closing conditions which are set forth in the merger agreement.

It is now my pleasure and honor to turn the presentation over to AEye's CEO, Blair LaCorte who will tell you more about why I'm so excited about this company. Over to you, Blair.

Blair LaCorte, CEO - AEye, Inc.

Thank you very much, Howard. We are also very excited to take this next step on our journey by combining with CF Finance Acquisition Corp. III to enter the public markets. We believe this is the next logical step to enable us to aggressively build our leadership position in the large and fast-growing LiDAR space. Ultimately, this business combination should accelerate adoption of active LiDAR to increase safety, save lives, and create new value-added features in both consumer and industrial vehicles.

I'd like to begin by introducing you to some of the key members of our management team. Our team is comprised of proven operators who have managed leading technology companies. My co-presenters today will be our CFO Bob Brown and our co-founder and VP of Corporate Development, Jordan Greene, who will be presenting with me today. We are fortunate to have a balanced mix of deep technical and general management experience. And three of our executives have been through the IPO process and part of building multibillion dollar public companies.

Our team's experience is rooted in developing aerospace and defense technology, having been exposed to state-of-the-art mission critical applications. Our Founder, President, CTO and Board Member Luis Dussan has over 20 years of experience at NASA, Lockheed Martin and Northrop Grumman. Our Chief Scientist Dr. Allan Steinhardt is a sought-after expert on camera, radar and LiDAR and was the chief scientist for the Defense Advanced Research Agency or DARPA. Finally, I've had the honor to work with the US DoD to develop and deploy logistics technology and systems that have been standardized for in-theater tracking and logistics globally today. We are very selective and intentional about the team and our culture, with a focus on transparency, integrity, and agility, the qualities that we keep close to our values. I note that many of our key executives have also worked together for some time, either at AEye and at other companies.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

We have a unique set of strategic investors as well. This process can take longer, but the relationships developed delivered deeper and multi-dimensional returns. We have successfully garnered investment from leading Tier 1 suppliers like Continental, Hella, LG and Aisin through Pegasus Ventures; automotive OEMs as such as General Motors, Subaru-SBI, and Tier 2s such as Intel Capital, and SK Hynix. We anchor these with well-known financial partners, such as Kleiner Perkins, and Taiwania the sovereign wealth fund of Taiwan.

AEye set out to solve a very different problem. While traditional sensing systems passively collect data, AEye’s active LiDAR leverages principles from automated targeting systems and biomimicry to scan its environment, while intelligently focusing on what matters in order to enable safer, smarter and faster decisions in complex scenarios. As a result, AEye's active LiDAR enables higher levels of autonomy, and functionality, SAE Levels 2 through 5, with the goal of optimizing performance, power and reducing price. We are at the heart, a software driven and network optimized company utilizing deterministic artificial intelligence at the edge. Finally, our modular design, facilitates product updates and we believe encourages participation from the existing value chain in the automotive industry to actually accelerate LiDAR adoption.

This is a high-resolution 3D point cloud, overlaid at the point of acquisition with 2D RGB camera pixels from our boresighted HD camera. This is an example of how our active sensor not only gives you high performance 3D LiDAR, anywhere in the scene, but we can uniquely boresight with an HD camera, allowing us to read text and use color from signage, lights, and other human cues to help us navigate through dynamic environments. Our tagline is “think like a robot, use technology where it makes sense, perceive like a human, use intelligence where it makes sense.” This is just one example of how edge intelligence adds value.

We are also very proud to have been honored by our peers, customers and industry stakeholders for our achievements in sensing, automotive, and in artificial intelligence.

We summarize our investment highlights in this slide.

First, we are addressing a significant market opportunity. At the right price and reliability, we believe LiDAR will eventually be in everything that has a camera today. With expectations for broad adoption of LiDAR for consumer and industrial applications, we forecast a total addressable market of $42 billion by 2030.

Secondly, we believe we offer a highly differentiated technology solution. While there will be many types of LiDAR, our active high-performance LiDAR is based on our patented iDAR, or intelligent detection and ranging software, will uniquely enable us to perceive the environment in a way to add value to vehicles and to things tracking vehicles. iDAR technology is based on a large and diverse patent portfolio of over 80 patents today, with over 3,000 submitted claims.

Third, our solution has been validated by customers and strategic partners. We have been selected over the last three years by numerous Tier 1 suppliers to meet their premium OEM requirements.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

Fourth, our capital light, high-margin channel business model leverages outsourced manufacturing and extended Tier 2 supply chain partnerships that should position the company for commercial success across automotive, industrial, and mobility markets.

In conclusion, we believe we have a visionary and experienced management team with a demonstrated ability to execute. And we are excited to take on this next challenge.

The automotive industry is focused on increasing safety and adding new features that we believe cannot be supported by the sensing technology currently available. To gain adoption in the industry, we must give the customers what they're asking for. For example, highway autopilot, a feature that requires a vehicle to drive at fast speeds, see long distances and acquire small objects, whether moving or static on the road’s surface, will be one of the first of these new features to be rolled out in consumer vehicles.

We believe our system meets the performance cost and reliability needs for highway autopilot as well as other features our customers are asking for. We use deterministic edge artificial intelligence to enable this mass market adoption. High volume deployments of features such as highway autopilot will help AEye and our Tier 1 partners drive down component costs to help us realize economies of scale needed to see large LiDAR generate favorable unit economics.

We have a two-pronged go to market strategy that supports a scalable ability to drive down costs, as well as to increase the adoption of LiDAR. We believe this strategy is quite unique in the marketplace. First, in in ADAS where we leverage our strong Tier 2 supply chain partners with low-cost components and our Tier 1 partners for industrialization and integration. We intend to bid exclusively through this channel for ADAS series production opportunities. We are currently engaged in eight opportunities and expect there to be at least 16 over the next two years. Our second market industrial/mobility is where we leverage that same high-volume Tier 2 supply chain to drive our premier global contract manufacturers to produce smaller volumes that we will sell direct and through systems integrators with extended functionality and deeper software.

We have one modular set of hardware components from a shared supply chain and a unique software configurable and software definable system. Active LiDAR also enables a differentiated capital light, high growth model through partnerships. I’ll now hand the presentation over to our co-founder and VP of Corporate Development Jordan Greene to review our differentiated technology platform, Jordan.

Jordan Greene, Co-Founder, Vice President of Strategy and Partnerships - AEye, Inc.

Thank you, Blair. As mentioned, my name is Jordan Greene. I'm one of the co-founders of AEye, and I head up development efforts with our Tier 1 partners and OEM customers. As Blair explained, our goal was to create an intelligent sensor that could solve the key problems needed to enable an autonomous vehicle or advanced driver assistance system. Given our experience building targeting systems, we decided to take a different approach than many of our peers. We started from the hardware first. We decided to work our way down from the perception challenges to the hardware, which led us to design a software configurable hardware solution. In essence, our goal was to drive the complexity and the value from the hardware into the software to allow us to add intelligence to help us address complex driving scenarios.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

This led us to pursue a bistatic architecture, where we transmit and receive laser light down separate paths, removing range limitations, fixed scanning, or passive data collection. This approach allows us to boresight a camera as well as implement deterministic artificial intelligence at the edge to deliver commercial high-performance active LiDAR. This simple, yet profound design decision driven from our aerospace and defense heritage led us to build an intelligent, active system as opposed to a passive hardware solution.

We focused on building a system with a simple yet elegant four component design. Unlike many passive systems that are often mechanical, with complex designs, ranging from eight lasers, eight scanners, eight receivers, up to 128 lasers, scanners and receivers, we have one low power laser, one scanner and one receiver. And the real value is in the system software embedded artificial intelligence that drives our ability to address complex, high performance edge cases associated with autonomous vehicles.

The building blocks of this real time intelligence sensor include: (1) A 1550 nanometer fiber laser, unlike 900 nanometer lasers, that can cause irreparable damage to people's eyes if you exceed certain power levels, 1550 nanometer fiber lasers can achieve over 100x better performance than 900 nanometer diodes. Because 1550 nanometer lasers are generally retina safe lasers; (2) we decided to pair that unmatched photon budget with a very fast and small MEMS. For reference, if you took a pencil and touch the tip of the pencil to a piece of paper, the dot you created would be the size of these MEMS. This enables our sensor to use its agility to focus where it needs. So, for example, if a child or another object jumps out in front of your car, our sensor could instantaneously focus its attention on the child or the object to help your car make the right decision; (3) our bistatic design helps your car see objects from one centimeter from the aperture to 1,000 meters away; and (4) the final, and we believe the most important piece of the puzzle is the custom software and firmware on the SoC that ties it all together and hosts the deterministic edge artificial intelligence algorithms that will allow your car to safely take control.

And one final takeaway is that since our system is designed to be modular, it facilitates adding new technology in over time. If a new laser, like a laser on a chip, if a new scanner, or a new receiver technology materializes, we would be able to integrate it and enhance the overall system performance, leveraging the same core software and artificial intelligence. When looking through the eyes of an OEM customer, new technology is used to increase vehicle safety ratings, or add new features that increase safety or value to end-user customers. For level 3 autonomous functionality or higher, your vehicle needs to have absolute certainty about the road ahead. And we believe high-performance active LiDAR will be key to enabling features such as highway autopilot.

Each OEM customer has specific driving scenarios or corner cases that require performance beyond what cameras, radar, or even short-range LiDAR currently delivers in order to deliver vehicles with higher levels of autonomous features. Some of the most common perception challenges are featured on this slide, such as identifying a small object like a brick in the road at a far enough distance to figure out if you need to change lanes, especially when driving at fast speeds on the highway. Other examples of challenging scenarios include hidden pedestrians at far distances, complex traffic with aggressive merging and lane splitting motorcycles and animals unpredictably jumping into the street.

We believe these challenges can be overcome not only with long-range, high-resolution LiDAR, but also deterministic, embedded artificial intelligence to facilitate the delivery of critical and time sensitive information to ensure vehicles are safe and reliable. In other words, trying to provide the sensor with human like intelligence to address the complex and ever-changing environments encountered when driving is absolutely necessary. Our high-performance active LiDAR sensor is well positioned to solve these challenges and make vehicles smarter and safer.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

Now Blair will share a couple video examples of the power of our high-performance active solution.

Blair LaCorte, CEO - AEye, Inc.

Thank you, Jordan. So why does all this matter? We made the point earlier about the big difference between active LiDAR systems and passive scanning. As Jordan referenced, first generation passive systems using coaxial design on the market today are limited on their ability to collect data as they collect the same pattern over and over, and then transfer that data to a software system where 70% to 90% of the data is disseminated. They're missing the opportunity to collect better information while they acquire the data and they're injecting latency into the system. There are some things we believe cannot be done with passive systems. As I mentioned earlier in the ADAS markets, automakers are focused today on increasing safety ratings and/or adding new features. We believe that over 80% of the opportunities for high-performance LiDAR in the near future are for a highway autopilot where cameras and radar or passive LiDAR are not likely to address all the corner cases.

Our active LiDAR solution has enhanced range and resolution, enabling it to see easily to identify objects, such as a brick in the road at distances up to 160 meters. This is important because at 65 miles an hour, it takes 100 meters to stop the car, and 75 meters just to swerve the car around the bricks. With this in mind, the significance of AEye's technology is easy to understand. And we believe the industry has been waiting for a solution like ours.

This video, in contrast, will show an urban or suburban driving scenario. As we've said, we use the exact same hardware components, the exact same platform, and the software can be customized for new features. This means that not only can we detect static objects, like the brick on the road in the prior video, but we can also acquire and track moving objects, such as pedestrians at distances over 225 meters. If you can track and pass that information into a motion forecasting module, you can accurately inform the path planning systems to make the safest decisions. In this case, over 260,000 pedestrians are killed each year due to distracted driving, making our solution a safety feature car companies are keen on adding.

In conclusion, we believe our system delivers both best in class object detection and acquisition. And because it is active, software configurable, it can be optimized per market or by use case. We have an automotive grade 1550 nanometer software configurable solution with deterministic edge artificial intelligence. Our system’s max range, field of view resolution and update rate, we believe are all industry leading. While specs are important, what customers really want to know is what do you do to make their vehicles smarter and safer in real world situations. For instance, do you have enough resolution on an object to determine size, height, override ability so that your vehicle knows whether to break or take evasive action. An active system not only searches the scene to never miss anything, but it also puts more emphasis on key objects that you need to acquire to make these important decisions.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

In addition to our differentiated technology, we employ a unique business model. We want to make clear why we decided to partner with the automotive industry to drive mass adoption of ADAS. All car companies today have their technology made by Tier 1s and integrated into vehicles, especially the high-risk and sophisticated technology. So, three years ago, we went out to Tier 1s and informed them we were not going to compete, but we'd like to partner with you. This involved not only a conversation about shared vision, but also a very rigorous evaluation process. And now we're working with some of the largest Tier 1s in the world.

The common vision is to increase the rate of adoption of LiDAR faster than some of the other sensing technologies have been adopted. For example, to try to actually get LiDAR installed in cars in half the time it took radar to be in 80% of all cars. The current list of Tier 1 partners that we work with, actually cover and sell to every major OEM in the world and we're very proud of these relationships. While we employ a software licensing model, for these Tier 1 partners in ADAS, we actually employ a direct sales model for our industrials and mobility markets as you can see at the bottom of this slide. We have built a single product platform that is based on the same components to drive down costs and increase the reliability. In short, we leverage component volumes and expertise from our partnerships with Tier 1s to sell directly in the industrial and mobility markets.

This again, is a very different business model than many of our competitors and is differentiated from competing models in our ability to scale to multiple markets quickly. We also believe this model will contribute to us driving down industry costs for the components in LiDAR, as well as increasing reliability, exposure and access to key technologies.

As mentioned, our Tier 1 partnerships have grown over a period of time. I would like to give you one example that we have recently announced in the ADAS marketplace. As with other Tier 1s, Continental chose AEye as its long-term LiDAR after evaluating all other LiDARs on market. Some of you may know Continental from the company's tires, which is a very visible brand image, but we all know that it is also a powerhouse in ADAS systems supplying 25 OEMs, over 50 brands in over 300 models worldwide. The company in fact has shipped over 100 million ADAS products, including radar camera, ADCUs and complimentary flash LiDAR.

We're extremely proud to be working with Continental as with our other Tier 1 supplier partners. These partners bring both experience, perspectives and a set of complimentary resources.

I'll now hand the presentation over to our CFO Bob Brown, who will explain how our innovative technology, our differentiated go to market model and manufacturing model, create a very distinct financial profile, which we believe will play well in the public markets. Bob I’ll pass it to you.

Bob Brown, Chief Financial Officer - AEye, Inc.

Thank you, Blair. As Blair mentioned earlier, we're targeting a high growth TAM that we project will reach $42 billion in 2030. Our forecast is conservative compared to some of our LiDAR peers that forecast TAMs of $150 billion to $200 billion. In our TAM projection the automotive portion is $18 billion and most of the 2030 automotive opportunity will get locked up over the next few years. That means to be competitive, you have to be able to meet automotive specs and you have to be ready to bid for contracts today. Our partnership with Continental demonstrates that we already meet both of those requirements.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

We are at the beginning of a major growth curve that's projected to generate $617 million of revenue by 2026. As mentioned earlier, we expect our ADAS product design to go into production with Continental in 2024. This and future ADAS opportunities will produce a sustainable high margin revenue stream for AEye from licensing. Meanwhile, we're working with contract manufacturers to launch commercial production in the fourth quarter of this year for the industrial and mobility markets, which will expand our near-term revenue base.

As discussed earlier, there are a number of market segments they can utilize our products today because they don't have the long qualification cycle that's required by automotive. This also provides us with opportunities for a diversified revenue stream across customers and end markets.

We expect to achieve industry-leading gross margins of 84% and EBITDA margins of 55% by 2026. This results from the underlying strength of our business model which combines a high-margin licensing business and a high-margin product business. We expect our BOM costs to decrease substantially over the next five years as our Tier 2 supply base uses our growing volumes in automotive to drive down the cost of the automotive grade components that we also use in our industrial and mobility business. We expect our operating expenses will grow at a much lower rate than our revenue and gross profit, which demonstrates the inherent operating leverage in our business model. We expect to be breakeven within three years and very profitable within five years. With that, I will now turn the presentation over to Charles Edelman, Head of Mergers and Acquisitions at Cantor Fitzgerald & Co. to provide more details on the transaction.

Charles Edelman, Head of Mergers & Acquisitions and Financial Restructuring, - Cantor Fitzgerald

Thank you, Bob. AEye at $2.0 billion is a very compelling valuation relative to its comparable companies. Luminar is a relevant comp in automotive LiDAR. Velodyne is a relevant comp in industrial and mobility applications. We think AEye is positioned favorably against both of them in their respective spaces and both are trading at approximately two to three times their de-spac valuations. Please note that AEVA, Ouster and Innoviz have not completed their de-spac transactions. In addition, Mobileye and Cerence are two of the most comparable auto-tech companies from a business model perspective.

AEye's projected revenue growth is in line with the other LiDAR companies. The real power of the business model is evident in AEye's superior gross margins, and even non margins is contrasted with those of its competing LiDAR companies. This is a result of AEye's business model that has been covered in the presentation.

Given a licensing model of AEye's automotive business, EBITDA is a relevant valuation framework. Just for context, we would note that Mobileye is a relevant comp, which was trading at approximately $11 billion of total enterprise value or 20x revenue, and 40x EBITDA prior to its acquisition by Intel in March 2017. Mobileye was eventually acquired by Intel, at approximately $15 billion total enterprise value, which equated to multiples of approximately 30x revenue and 55x EBITDA. Currently, Cerence trades at approximately 40x EBITDA. The future value range is based on a projected 2026 estimate EBITDA of $337 million in assumed multiple range of 35 to 45x projected EBITDA. This range is supported by the comps on the prior page, as well as the valuation frameworks that many of AEye's peers have employed. The $2 billion valuation for AEye reflects an approximate 63% discount to the midpoint of that range.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

AEye, Inc. - CF Finance Acquisition Corp. III - Conference Call Transcript - February 17, 2021

To conclude, AEye is going to have a strong balance sheet following this transaction, which will enable it to execute on its growth plan. With a differentiated technology platform, established automotive Tier 1 and systems integrators, supplier partnerships, a low-cost supply chain and a high margin capital light business model. AEye is well positioned for commercial success in the automotive, industrial and mobility markets. Hopefully after listening to this presentation you will be able to see why CF Finance Acquisition Corp. III is excited to bring you this investment opportunity. Thank you very much for your time.

Every effort has been made to provide an accurate transcription. There may be material errors, omissions or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.